                                                                     Exhibit 2.5

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              PITTSTON COAL COMPANY

                                       AND

                           ALPHA TERMINAL COMPANY, LLC

                                October 29, 2002


                                TABLE OF CONTENTS

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ARTICLE I   DEFINITIONS.......................................................................................     1

  1.1.   Affiliate............................................................................................     1
  1.2.   Agreement............................................................................................     2
  1.3.   Asset Sale Company...................................................................................     2
  1.4.   Assigned Contracts...................................................................................     2
  1.5.   Assignment and Assumption Agreements.................................................................     2
  1.6.   Assignment and Assumption of Consortium Documents....................................................     2
  1.7.   Assignment and Assumption of Parent Company Agreement................................................     3
  1.8.   Assumed Liabilities..................................................................................     3
  1.9.   Assumed Parent Company Liabilities...................................................................     3
  1.10.  Assumed Partner Liabilities..........................................................................     3
  1.11.  Business.............................................................................................     3
  1.12.  Buyer................................................................................................     3
  1.13.  Buyer Closing Certificate............................................................................     3
  1.14.  Buyer Designee.......................................................................................     3
  1.15.  Buyer's Parent.......................................................................................     4
  1.16.  Closing..............................................................................................     4
  1.17.  Closing Date.........................................................................................     4
  1.18.  Coal Act.............................................................................................     4
  1.19.  Code.................................................................................................     4
  1.20.  Consortium Agreement.................................................................................     4
  1.21.  Consortium Documents.................................................................................     5
  1.22.  Contaminated.........................................................................................     5
  1.23.  CPA Arbitrator.......................................................................................     5
  1.24.  Dispute..............................................................................................     5
  1.25.  DTA..................................................................................................     5
  1.26.  DTA Activities.......................................................................................     6
  1.27.  DTA Environmental Liabilities........................................................................     6
  1.28.  DTA Partners.........................................................................................     6
  1.29.  DTA Revenue Bonds....................................................................................     6
  1.30.  Environmental Laws...................................................................................     6
  1.31.  Facilities...........................................................................................     7
  1.32.  Governmental Authority...............................................................................     7
  1.33.  Hazardous Substances.................................................................................     7
  1.34.  Indemnification and Guaranty Agreement...............................................................     8
  1.35.  Knowledge of PCC.....................................................................................     8
  1.36.  Law..................................................................................................     8
  1.37.  Lease Agreement......................................................................................     8
  1.38.  Liability............................................................................................     9
  1.39.  Lien.................................................................................................     9
  1.40.  Loan Agreement.......................................................................................     9
  1.41.  Material Adverse Effect..............................................................................     9

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                                TABLE OF CONTENTS
                                   (continued)

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  1.42.  Operating Agreement..................................................................................     9
  1.43.  Ordinary Course of Business..........................................................................    10
  1.44.  Parent Company Agreement.............................................................................    10
  1.45.  Partner Matter.......................................................................................    10
  1.46.  PCC..................................................................................................    10
  1.47.  PCC Closing Certificate..............................................................................    10
  1.48.  PCC Group............................................................................................    10
  1.49.  PCC Parent...........................................................................................    10
  1.50.  Permits..............................................................................................    11
  1.51.  Permitted Liens......................................................................................    11
  1.52.  Person...............................................................................................    11
  1.53.  Pre-Closing Period...................................................................................    11
  1.54.  Purchased Assets.....................................................................................    11
  1.55.  Related Persons......................................................................................    11
  1.56.  Retained Contract Rights.............................................................................    11
  1.57.  Retained Contract Liabilities........................................................................    12
  1.58.  Retained Liabilities.................................................................................    13
  1.59.  Tax or Taxes.........................................................................................    13
  1.60.  Tax Return...........................................................................................    14
  1.61.  Throughput Agreement.................................................................................    14
  1.62.  Transportation Agreement.............................................................................    14
  1.63.  Voting Agreement.....................................................................................    15

ARTICLE II  PURCHASE AND SALE OF ASSETS.......................................................................    15

  2.1.   Transfer of Assets...................................................................................    15
  2.2.   Assignment and Assumption Agreements and Other Documents.............................................    15
  2.3.   Assumption of Liabilities............................................................................    16
  2.4.   Proration of Liabilities.............................................................................    16
  2.5.   Indemnification and Guaranty Agreement...............................................................    16
  2.6.   Additional Documents.................................................................................    17
  2.7.   Partner Status.......................................................................................    17
  2.8.   Allocation of Assumed Liabilities....................................................................    17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PCC.............................................................    19

  3.1.   Incorporation........................................................................................    19
  3.2.   Execution, Delivery and Performance..................................................................    19
  3.3.   Authorization........................................................................................    20
  3.4.   Purchased Assets.....................................................................................    21
  3.5.   DTA Facilities.......................................................................................    21
  3.6.   DTA Permits..........................................................................................    22
  3.7.   Absence of Changes...................................................................................    22
  3.8.   Assigned Contracts...................................................................................    24
  3.9.   Litigation; Claims...................................................................................    25

                                      -ii-
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                                TABLE OF CONTENTS
                                   (continued)

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  3.10.  Legal Compliance.....................................................................................    26
  3.11.  Environmental Compliance.............................................................................    26
  3.12.  No Broker............................................................................................    27
  3.13.  Powers of Attorney...................................................................................    27
  3.14.  Transactions With Affiliates.........................................................................    27
  3.15.  Absence of Certain Payments..........................................................................    28
  3.16.  Disclosure...........................................................................................    28

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF BUYER...........................................................   28

  4.1.   Organization..........................................................................................   29
  4.2.   Execution, Delivery and Performance...................................................................   29
  4.3.   Authorization.........................................................................................   29
  4.4.   No Broker.............................................................................................   30
  4.5.   Reclamation and Environmental Compliance..............................................................   30
  4.6.   Financing.............................................................................................   30
  4.7.   Disclosure............................................................................................   31

ARTICLE V    CERTAIN COVENANTS.................................................................................   31

  5.1.   Operation in Ordinary Course.........................................................................    31
  5.2.   Compliance with Law..................................................................................    31
  5.3.   Cooperation..........................................................................................    32
  5.4.   Notices and Consents.................................................................................    32
  5.5.   Publicity............................................................................................    33
  5.6.   Exclusivity..........................................................................................    33
  5.7.   Access...............................................................................................    34
  5.8.   Notice of Developments...............................................................................    34
  5.9.   Further Assurances...................................................................................    34
  5.10.  Voting Agreement.....................................................................................    35
  5.11.  Subsequent Transfer of Purchased Assets..............................................................    37

ARTICLE VI   CONDITIONS PRECEDENT TO CLOSING...................................................................   38

  6.1.   Conditions Precedent to Each Party's Obligations.....................................................    38
  6.2.   Conditions Precedent to Obligations of Buyer.........................................................    39
  6.3.   Conditions Precedent to Obligations of PCC...........................................................    41

ARTICLE VII  CERTAIN TAX MATTERS...............................................................................   42

  7.1.   Distributive Share of DTA for 2002...................................................................    42
  7.2.   Transfer Taxes.......................................................................................    43
  7.3.   Access for Tax Returns...............................................................................    43

ARTICLE VIII TERMINATION......................................................................................    43

  8.1.   Termination..........................................................................................    43
  8.2.   Effect of Termination................................................................................    45
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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE IX  MISCELLANEOUS.....................................................................................    45

  9.1.   Entire Agreement.....................................................................................    45
  9.2.   Amendment............................................................................................    45
  9.3.   Extension; Waiver....................................................................................    46
  9.4.   Expenses.............................................................................................    46
  9.5.   Bulk Sales Waiver....................................................................................    46
  9.6.   Governing Law........................................................................................    46
  9.7.   Assignment...........................................................................................    46
  9.8.   Notices..............................................................................................    47
  9.9.   Counterparts; Headings...............................................................................    48
  9.10.  Interpretation; Construction.........................................................................    49
  9.11.  Severability.........................................................................................    49
  9.12.  No Reliance..........................................................................................    49
  9.13.  Retention of and Access to Records...................................................................    49
  9.14.  Arbitration..........................................................................................    50

                                    EXHIBITS

Exhibit A-1     Assignment and Assumption of Consortium Documents
Exhibit A-2     Assignment and Assumption of Parent Company Agreement
Exhibit B       Buyer Closing Certificate
Exhibit C       Indemnification and Guaranty Agreement
Exhibit D       PCC Closing Certificate
Exhibit E       Opinion of Counsel to PCC
Exhibit F       Opinion of Counsel to Buyer
Exhibit G       Voting Agreement

                                    SCHEDULES

Schedule 0       Assigned Contracts
Schedule 0       Assumed Parent Company Liabilities
Schedule 0       Assumed Partner Liabilities
Schedule 0       Knowledge of PCC
Schedule 0       Permitted Liens
Schedule 0       Foreign States
Schedule 0       Conflicts
Schedule 0       Purchased Assets
Schedule 0       DTA Facilities
Schedule 0       Absence of Changes
Schedule 0       Excluded Contracts
Schedule 0       Consents
Schedule 0       Litigation; Claims
Schedule 0       Environmental Compliance
Schedule 0       Powers of Attorney
Schedule 0       Transactions with Affiliates
Schedule 0(a)    PCC Consents
Schedule 0(b)    Buyer Consents
Schedule 0(i)    PCC Material Consents
Schedule 0(ii)   Buyer Material Consents

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made as of the 29th day of October, 2002, by and between PITTSTON COAL COMPANY, a Delaware corporation ("PCC"), and ALPHA TERMINAL Company, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

      WHEREAS, PCC owns directly all of the outstanding capital stock of Pittston Coal Terminal Corporation, a Virginia corporation (the "Asset Sale Company");

      WHEREAS, PCC desires to cause to be sold and assigned, and Buyer desires to purchase and assume, certain of the assets and certain of the Liabilities (as hereinafter defined) of the Asset Sale Company;

      WHEREAS, PCC desires to cause the Asset Sale Company to retain certain assets and certain Liabilities;

      NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PCC and Buyer agree that:

                                   DEFINITIONS

      When used in this Agreement, the following terms shall have the meanings specified:

      Affiliate.

            "Affiliate" shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of Dominion Terminal Associates or any of its partners, other than the Asset Sale Company, shall be deemed an Affiliate of PCC or any of its Affiliates.

      Agreement.

            "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits and Schedules attached hereto, which are incorporated into this Asset Purchase Agreement by this reference, as the same may be amended from time to time in accordance with the terms hereof.

      Asset Sale Company.

            "Asset Sale Company" shall have the meaning given to it in the Recitals to this Agreement.

      Assigned Contracts.

            "Assigned Contracts" shall mean the Consortium Documents and the other written contracts, agreements, personal and real property leases, relationships and commitments, of the Asset Sale Company listed on Schedule 0.

      Assignment and Assumption Agreements.

            "Assignment and Assumption Agreements" shall mean, collectively, the Assignment and Assumption of Consortium Documents and the Assignment and Assumption of Parent Company Agreement.

      Assignment and Assumption of Consortium Documents.

            "Assignment and Assumption of Consortium Documents" shall mean the assignment and assumption agreement substantially in the form of Exhibit A-1 attached hereto.

      Assignment and Assumption of Parent Company Agreement.

            "Assignment and Assumption of Parent Company Agreement" shall mean the assignment and assumption agreement substantially in the form of Exhibit A-2 attached hereto.

      Assumed Liabilities.

            "Assumed Liabilities" shall mean all Assumed Partner Liabilities and all Assumed Parent Company Liabilities.

      Assumed Parent Company Liabilities.

            "Assumed Parent Company Liabilities" shall mean all Liabilities of PCC Parent listed on Schedule 0, and, in any event, excludes any Retained Liabilities.

      Assumed Partner Liabilities.

            "Assumed Partner Liabilities" shall mean all Liabilities of the Asset Sale Company listed on Schedule 0, and, in any event, excludes any Retained Liabilities.

      Business.

            "Business" shall mean the ownership of the Purchased Assets.

      Buyer.

            "Buyer" shall have the meaning given to it in the preamble of this Agreement.

      Buyer Closing Certificate.

            "Buyer Closing Certificate" shall mean the certificate of Buyer substantially in the form of Exhibit B attached hereto.

      Buyer Designee.

            "Buyer Designee" shall have the meaning set forth in Section 0.

      Buyer's Parent.

            "Buyer's Parent" shall mean Alpha Natural Resources, LLC, a Delaware limited liability company.

      Closing.

            "Closing" shall mean the closing of the transactions contemplated by this Agreement beginning at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

      Closing Date.

            "Closing Date" shall mean November 30, 2002 or such other date as the parties may mutually agree in writing.

      Coal Act.

            "Coal Act" shall mean the Coal Industry Retiree Health Benefit Act of 1992 as amended through the Closing Date (codified at Subtitle J of the Code).

      Code.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and, where appropriate, any predecessor or successor provisions of Law, and all regulations thereunder.

      Consortium Agreement.

            "Consortium Agreement" shall mean the Second Amended and Restated Consortium Agreement, dated as of July 1, 1987, initially by and among Ashland Terminal, Inc., a Delaware corporation, Cavalier Coal Terminal Company, a Delaware corporation, James River Coal Terminal Company, a Delaware corporation, Peabody Terminals, Inc., a Delaware corporation, BHP-Utah Terminal Company, a Delaware corporation, Westmoreland Terminal Company, a Delaware corporation, and the Asset Sale Company, as amended by the First

Amendment thereto dated as of March 31, 1989, the Second Amendment thereto dated as of .September 30, 1989, the Third Amendment thereto dated as of September 11, 1990, and the Fourth Amendment thereto dated as of November 15, 1992, the Fifth Amendment thereto dated as of December 31, 2001.

      Consortium Documents.

            "Consortium Documents" shall mean, collectively, the Consortium Agreement, the Operating Agreement, the Throughput Agreement, the Transportation Agreement and the Parent Company Agreement.

      Contaminated.

            "Contaminated" shall mean the presence of one or more Hazardous Substances in such quantity or concentration as to: (i) violate any Environmental Law; (ii) require disclosure to any Governmental Authority; (iii) require remediation or removal; (iv) interfere with or prevent the use of any of the Purchased Assets or the Facilities as customarily intended; or (v) create any contribution Liability to fund the clean up of the Facilities.

      CPA Arbitrator.

            "CPA Arbitrator" shall have the meaning set forth in Section 0 hereof.

      Dispute.

            "Dispute" shall have the meaning set forth in Section 0 hereof.

      DTA.

            "DTA" shall mean Dominion Terminal Associates, a Virginia general partnership.

      DTA Activities.

            "DTA Activities" shall mean those activities of DTA that have taken place on or through the use of the Facilities that involve receiving, unloading, storing, and handling and loading coal and coal by-products.

      DTA Environmental Liabilities.

            "DTA Environmental Liabilities" shall mean any obligation the Asset Sale Company may have as a DTA Partner for Liabilities that relate or arise from any Hazardous Substance related to the DTA Activities conducted in accordance with standard industry practices.

      DTA Partners.

            "DTA Partners" shall mean all of the partners of DTA.

      DTA Revenue Bonds.

            "DTA Revenue Bonds" shall mean $43,160,000 principal amount of Coal Terminal Revenue Refunding Bonds, Series 1992, due June 1, 2020, issued by the Peninsula Ports Authority of Virginia, and any amendments, modifications, refundings or refinancings thereof.

      Environmental Laws.

            "Environmental Laws" shall mean collectively, all federal, foreign, state, and local Laws in effect as of the Closing Date that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the environment, or of natural resources, including, without limitation, Laws applicable to coal mining operations or related activities, (b) the generation, handling, treatment, storage, disposal or transportation of waste materials, (c) the regulation of or exposure to Hazardous Substances, including, without limitation, the

Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et. seq. ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et. seq. ("RCRA"), the Clean Air Act, 42 U.S.C. Sections 7401 et. seq., the Clean Water Act, 33 U.S.C. Sections 1251 et. seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001 et. seq., and any foreign, state, county, municipal, or local statutes, Laws or ordinances similar or analogous to the federal statutes listed in this sentence.

      Facilities.

            "Facilities" shall have the meaning set forth in the Lease
Agreement.

      Governmental Authority.

            "Governmental Authority" shall mean any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any foreign, state or local government or any subdivision, agency, commission, office, authority or bureau thereof or any quasi-governmental entity or authority of any nature.

      Hazardous Substances.

            "Hazardous Substances" shall mean any substance, chemical, waste, solid, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Laws. Without limiting the generality of the foregoing it shall also include any radioactive material, including any naturally-occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. 2011, et seq., any amendments or authorizations thereof, any asbestos-containing materials in any form or condition, any polychlorinated biphenyls in any form or condition, radioactive waste, or natural gas, natural gas liquids, liquified natural gas, condensate, or derivatives or byproducts thereof or oil and petroleum products or by products and constituents thereof.

      Indemnification and Guaranty Agreement.

            "Indemnification and Guaranty Agreement" shall mean the agreement by and among PCC Parent, PCC, Buyer and Buyer's Parent substantially in the form of Exhibit C attached hereto.

      Knowledge of PCC.

            "Knowledge of PCC" shall mean, for the individuals listed on
Schedule 0, any such individual's actual knowledge and what any such individual should have known after reasonable inquiry within the scope of that individual's job responsibilities.

      Law.

            "Law" and "Laws" shall mean any applicable United States or foreign, federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

      Lease Agreement.

            "Lease Agreement" shall mean the Lease dated as of October 15, 1982, initially by and among the Peninsula Ports Authority of Virginia, Armco Terminal Company, a Delaware corporation, Ashland Terminal, Inc., a Delaware corporation, Sierra Coal Company, a Delaware corporation, Westmoreland Terminal Company, a Delaware corporation, and the Asset Sale Company, as amended by the First Amendment thereto dated February 27, 1984, the Second Amendment thereto date as of July 31, 1986, the Third Amendment thereto dated as of July 1, 1987 and the Fourth Amendment thereto dated as of November 15, 1992.

      Liability.

            "Liability" shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes. "Liabilities" shall mean one or more items of Liability.

      Lien.

            "Lien" shall mean any lien, encumbrance, mortgage, charge, claim, restriction, pledge, security interest or imposition of any kind.

      Loan Agreement.

            "Loan Agreement" shall mean the Loan Agreement, dated as of November 15, 1992, between Peninsula Ports Authority of Virginia and DTA.

      Material Adverse Effect.

            "Material Adverse Effect" shall mean any event, change or occurrence that individually, or together with any other event, change or occurrence, has a material adverse impact on the Business, taken as a whole, without regard to the duration of such material adverse impact.

      Operating Agreement.

            "Operating Agreement" shall mean the Amended and Restated Operating Agreement, dated as of January 1, 1988, initially by and among DTA, Ashland Terminal, Inc., BHP-Utah Terminal Company, Cavalier Coal Terminal Company, James River Coal Terminal, Peabody Terminals, Inc, Westmoreland Terminal Company and the Asset Sale Company, as amended by the First Amendment thereto dated as of January 1, 1989, the Second Amendment thereto dated as of September 11, 1990, the Third Amendment thereto dated as of August 24, 2000 and the Fourth Amendment thereto dated as of December 31, 2001.

      Ordinary Course of Business.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      Parent Company Agreement.

            "Parent Company Agreement" shall mean the Seventh Amended and Restated Parent Company Agreement, dated as of September 11, 1990, by and among Ashland Coal, Inc., a Delaware Corporation, Peabody Holding Company, Inc., a New York corporation, Westmoreland Coal Company, a Delaware corporation, and PCC Parent.

      Partner Matter.

            "Partner Matter" shall have the meaning set forth in Section 5.10 hereof.

      PCC.

            "PCC" shall have the meaning given to it in the preamble to this Agreement.

      PCC Closing Certificate.

            "PCC Closing Certificate" shall mean the certificate of PCC substantially in the form of Exhibit D attached hereto.

      PCC Group.

            "PCC Group" shall have the meaning set forth in Section 1.53 hereof.

      PCC Parent.

            "PCC Parent" shall mean The Pittston Company, a Virginia corporation.

      Permits.

            "Permits shall have the meaning set forth in Section 3.6 hereof.

      Permitted Liens.

            "Permitted Liens" shall mean those Liens affecting the Purchased Assets that are listed on Schedule 0.

      Person.

            "Person" shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

      Pre-Closing Period.

            "Pre-Closing Period" shall mean any taxable period ending on or before the Closing Date.

      Purchased Assets.

            "Purchased Assets" shall mean the rights of the Asset Sale Company with respect to the Assigned Contracts, including in any event all of the Asset Sale Company's rights as a partner in DTA (subject to Section 0 hereof) but excluding the Retained Contract Rights.

      Related Persons.

            "Related Persons" shall mean related persons as that term is defined in Section 9701(c)(2) of the Coal Act, except that it shall not include successors in interest.

      Retained Contract Rights.

            "Retained Contract Rights" shall mean any and all rights under or interest in the Assigned Contracts relating to the DTA Revenue Bonds, including without limitation any right to, or to cause DTA to, pay, prepay, defease, call, redeem, refund, refinance, modify or satisfy the DTA Revenue Bonds, in whole or in part, reset any interest rate related thereto, perform any obligation of the Peninsula Ports Authority of Virginia in respect thereof or amend, modify, restate, terminate or assign, or cause the amendment, modification, restatement, termination or assignment of, any document (including any Consortium Document) related thereto. Without limiting the foregoing, the Retained Contract Rights shall include any right enumerated in Sections 3.2, 3.3 or 3.4 of the Throughput Agreement.

      Retained Contract Liabilities.

            "Retained Contract Liabilities" shall mean any and all Liabilities of the Asset Sale Company under the Assigned Contracts (excluding in any event the Assumed Liabilities) relating to the DTA Revenue Bonds, including without limitation (i) any obligation to, or cause DTA to, pay, prepay, defease, redeem, refund, refinance or satisfy the DTA Revenue Bonds, pay any interest thereon, or pay any costs and expenses related thereto, (ii) any Liability enumerated in Sections 3.2, 3.3 or 3.4 of the Throughput Agreement, (iii) any Liability relating solely to the DTA Revenue Bonds enumerated in Section 6.1 of the Consortium Agreement and (iv) any Liability relating to the DTA Revenue Bonds arising out of or in connection with DTA's obligations under the Loan Agreement or the Lease Agreement, except to the extent, in each case, that such Liabilities (excluding the obligations to pay the principal of and interest on the DTA Revenue Bonds and the related expenses set forth in Section 0 of the Loan Agreement in amounts and in accordance with the schedule of principal and interest payments in effect as of the date hereof with such changes as PCC shall approve, which are and shall remain solely the Liability of the Asset Sale Company and PCC) are caused by the negligence, misconduct or breach of any obligation of Buyer or Buyer's Parent with respect to the Purchased Assets or under the Assigned Contracts, the Assignment and Assumption Agreements or the Indemnification and Guaranty Agreement.

      Retained Liabilities.

            "Retained Liabilities" shall mean (a) (1) all Liabilities, if any, of the Asset Sale Company and its Related Persons (collectively, the "PCC Group") under the Coal Act, and (2) all Liabilities, if any, of the PCC Group under any post-Closing amendments to the Coal Act for (i) beneficiaries eligible under the Coal Act who are assigned to a member of the PCC Group or for whom a member of the PCC Group is required to provide or pay for medical benefits pursuant to Sections 9711 or 9712 of the Coal Act or (ii) death benefit premiums or unassigned beneficiary premiums (as those terms are used in Sections 9704(c) and 9704(d) of the Coal Act) for beneficiaries eligible under the Coal Act, that are assessed against any member of the PCC Group; provided, for the avoidance of doubt, that the Liabilities retained pursuant to (1) and (2) above shall not be affected by Buyer or any of its Affiliates being identified under the Coal Act or any post-Closing amendments thereto as a successor, successor in interest or "Related person" under the Coal Act or any post-Closing amendments thereto to any member of the PCC Group solely as a result of Buyer's purchase of the Purchased Assets; (b) all Liabilities, if any, of the Asset Sale Company for cash advances or other contributions to DTA in respect of Terminal Operating Expenses (as defined in the Operating Agreement) accrued through, and allocable to the period ending on, the Closing Date; and (c) all Retained Contract Liabilities.

      Tax or Taxes.

            "Tax" or "Taxes" mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, reclamation fees or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, but shall not include, for purposes of this Agreement only, Liabilities under the Coal Act, of whatever nature and regardless of how denominated.

      Tax Return.

            "Tax Return" shall mean any original or amended report, return, declaration, claim for refund, statement, document, schedule, attachment or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes, including any return of an affiliated, combined or unitary group.

      Throughput Agreement.

            "Throughput Agreement" shall mean the Amended and Restated Throughput and Handling Agreement, dated as of July 1, 1987, initially by and among Ashland Terminal, Inc., Cavalier Coal Terminal Company, James River Coal Terminal Company, Peabody Terminals, Inc., Westmoreland Terminal Company, the Asset Sale Company and DTA, as amended by the First Amendment thereto dated as of September 30, 1989, the Second Amendment thereto dated as of September 11, 1990, and the Third Amendment thereto dated as of November 15, 1992.

      Transportation Agreement.

            "Transportation Agreement" shall mean the Fifth Amendment effective as of January 1, 1988 to the Transportation Agreement, dated as of April 24, 1982, initially by and among CSX Transportation, Inc., Ashland Terminal, Inc., Cavalier Coal Terminal Company, James River Coal Terminal Company, Peabody Terminals, Inc., BHP-Utah Terminal Company, Westmoreland Terminal Company, the Asset Sale Company and DTA, as amended by the Sixth

Amendment thereto dated as of January 1, 1989, and the Seventh Amendment thereto dated as of September 11, 1990.

      Voting Agreement.

            "Voting Agreement" shall mean the voting agreement substantially in the form of Exhibit G attached hereto.

                           PURCHASE AND SALE OF ASSETS

      Transfer of Assets.

            On the Closing Date, PCC (on behalf of the Asset Sale Company) shall cause to be sold, conveyed, transferred and assigned to Buyer, and Buyer shall acquire, the Purchased Assets. At the Closing, subject to the terms and conditions of this Agreement, PCC agrees to: (i) cause all of its rights and interest in the Purchased Assets to be transferred to Buyer; and (ii) perform its obligations under this Agreement to be performed at or before Closing. In consideration for the Purchased Assets, Buyer shall: (i) assume the Assumed Partner Liabilities; (ii) cause Buyer's Parent to assume the Assumed Parent Liabilities; and (iii) perform its obligations under this Agreement to be performed at or before Closing. Buyer and Buyer's Parent shall not assume or have any responsibility with respect to any Liability of PCC Parent, PCC, the PCC Group or the Asset Sale Company that is not an Assumed Liability.

      Assignment and Assumption Agreements and Other Documents.

            At the Closing, PCC shall cause the Asset Sale Company and PCC Parent to: (i) execute and deliver to Buyer the Assignment and Assumption Agreements and such other documents as may be necessary to convey to Buyer the Purchased Assets; and (ii) perform its obligations under the Agreement to be performed at or before the Closing.

      Assumption of Liabilities.

            At the Closing, Buyer shall execute and deliver, and shall cause Buyer's Parent to execute and deliver, to PCC the Assignment and Assumption Agreements and such other documents and instruments as may be necessary for Buyer and Buyer's Parent to assume all of the Assumed Liabilities. Buyer and Buyer's Parent shall not assume or have any responsibility, however, with respect to any Liability of PCC Parent, PCC, the PCC Group or the Asset Sale Company that is not an Assumed Liability.

      Proration of Liabilities.

            PCC and Buyer shall cooperate with each other to provide for payments due with respect to the Assumed Liabilities and the Retained Liabilities. If, following the Closing, Buyer or any of its post-Closing Affiliates receives or is the beneficiary of any payment or credit in any form with respect to the Asset Sale Company (other than the Purchased Assets) or DTA that should (or, but for the Closing, would) have been paid or credited to PCC or its Affiliates, Buyer shall forward, or shall cause such post-Closing Affiliate to forward, an amount equal to such payment or credit to PCC within five business days of receipt. If, following the Closing, PCC or any of its post-Closing Affiliates receives any payment in any form with respect to the Purchased Assets that should have been paid to Buyer or its Affiliates, PCC shall forward, or shall cause such post-Closing Affiliate to forward, such payment to Buyer within five business days of receipt.

      Indemnification and Guaranty Agreement.

            At the Closing, PCC and Buyer shall, and PCC shall cause the PCC Parent and Buyer shall cause Buyer's Parent to, execute and deliver the Indemnification and Guaranty Agreement.

      Additional Documents.

            At the Closing, PCC and Buyer shall, and PCC shall cause the Asset Sale Company and the PCC Parent to, and Buyer shall cause Buyer's Parent to, execute and deliver all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement, including the documents provided in this Article 0.

      Partner Status.

            It is the desire and intention of the parties that Buyer become, and that the Asset Sale Company withdraw and be released as, a full partner in DTA. To that end, each of PCC and Buyer will use its commercially reasonable efforts to cause the other DTA Partners to execute such documents as may be necessary to
(a) admit Buyer as a full partner in DTA, (b) cause the withdrawal of the Asset Sale Company as a full partner in DTA and release the Asset Sale Company from all of its Liabilities under the Consortium Documents (other than any Retained Liabilities), and (c) amend the Transportation Agreement to evidence the foregoing, provided that all such documents and amendments shall provide that the Retained Contract Rights and Retained Liabilities shall remain with the Asset Sale Company.

      Allocation of Assumed Liabilities.

            The Assumed Liabilities (to the extent they constitute part of the amount realized for federal Income Tax purposes) shall be allocated among the Purchased Assets in accordance with a schedule to be agreed upon by Buyer and PCC after the Closing Date. Buyer shall prepare such allocation schedule and deliver it to PCC upon a date to be agreed upon between the parties, which date shall be no later than 60 days after the Closing Date. PCC shall be deemed to agree with such allocation schedule unless, within ten (10) days after the date PCC receives the allocation schedule from Buyer, PCC notifies Buyer in writing of (i) each allocation with which it disagrees and (ii) for each such allocation, the amount that PCC proposes to allocate. If PCC provides such notice to Buyer, the parties shall proceed in good faith to resolve mutually the disputed allocation amounts within fifteen (15) days after the date on which PCC notifies Buyer of a disagreement with Buyer's proposed allocation. If PCC and Buyer cannot resolve any such differences, the parties agree to submit such differences to arbitration in Abingdon, Virginia by the accounting firm of Deloitte & Touche, LLP or another accounting firm mutually acceptable to both parties (the "CPA Arbitrator") to resolve such differences. The CPA Arbitrator shall make such review and examination of the relevant facts and documents as the CPA Arbitrator deems appropriate and shall permit each of Buyer and PCC to make a written presentation of their respective positions. Within forty-five (45) days after submission of such dispute by both parties, the CPA Arbitrator shall resolve such dispute in writing and shall prepare and deliver its decision, which shall
(i) be based upon a determination of the fair market value of the Purchased Assets, (ii) defer to valuations that have been prepared in accordance with generally accepted valuation techniques absent manifest error, (iii) be final and binding upon the parties without further recourse or collateral attack and
(iv) accept either Buyer's or PCC's position in its entirety. The party whose position is not accepted by the CPA Arbitrator shall pay all fees and costs of such CPA Arbitrator to arbitrate such dispute. The allocation schedule shall include, at a minimum, information necessary to complete Part II of IRS Form 8594. The allocation to the Purchased Assets is intended to comply with the requirements of Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 and, after the completion and agreement by the parties to the allocation schedule, such allocation schedule shall be adjusted only if and to the extent necessary to comply with such requirements of Section 1060. Buyer and PCC agree that they will not take nor will they permit any Affiliate to take, for Income Tax purposes, any position inconsistent with such allocation schedule to the Purchased Assets; provided, however, that (i) Buyer's cost for the Purchased Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Asset Sale Company may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal Income Tax purposes.

                      REPRESENTATIONS AND WARRANTIES OF PCC

      PCC hereby represents and warrants to Buyer that the statements contained in this Article 0 are correct and complete, except as set forth in the Schedules delivered by PCC to Buyer in connection with this Agreement. The Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 0.

      Incorporation.

            PCC and the Asset Sale Company are corporations duly organized, validly existing and in good standing under the Laws of the respective state or commonwealth of each such company's incorporation. PCC is duly qualified or licensed to transact business as a foreign corporation in Virginia and is in good standing under the laws of Virginia. Set forth on Schedule 0 is the name of each state or other jurisdiction in which each such company has either paid taxes or had an office in the three years prior to the date of this Agreement.

      Execution, Delivery and Performance.

            The execution, delivery and performance by PCC of this Agreement and by PCC and the Asset Sale Company of each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both: (i) conflict with, or result in a violation or breach of, or a default, right to accelerate, right to exercise any remedy or loss of rights under, or result in the creation of any Lien (other than Permitted Liens) under or pursuant to, any provision of PCC's or the Asset Sale Company's Articles of Incorporation or Bylaws or of any material franchise, mortgage, deed of trust, Lien, lease, license, instrument, agreement, consent, approval, waiver or understanding to which PCC or the Asset Sale Company is a party or by which the Asset Sale Company is bound, or any Law or any order, judgment, writ, injunction or decree to which PCC or the Asset Sale Company is a party or by which PCC, the Asset Sale Company or the Purchased Assets may be bound or affected; (ii) require the approval, consent or authorization of, prior notice to, or filing or registration with any Governmental Authority or, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any authorization issued by a Governmental Authority that is held by PCC or the Asset Sale Company or that otherwise relates to the Purchased Assets; or (iii) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereunder or exercise any remedy or obtain any relief under any Law to which PCC or the Asset Sale Company is subject.

      Authorization.

            PCC has full power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and each of PCC, PCC Parent and the Asset Sale Company has full power and authority to enter into and deliver each other agreement or instrument to which it is a party executed in connection herewith and delivered pursuant hereto and to perform its obligations thereunder. PCC's execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements and instruments by PCC, PCC Parent and the Asset Sale Company in connection herewith and delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of PCC, PCC Parent and the Asset Sale Company. This Agreement and all other agreements or instruments executed by PCC, PCC Parent or the Asset Sale Company in connection herewith and delivered by PCC, PCC Parent or the Asset Sale Company pursuant hereto have been duly executed and delivered by PCC, PCC Parent or the Asset Sale Company and this Agreement and all other agreements and instruments executed by PCC, PCC Parent or the Asset Sale Company in connection herewith and delivered by PCC, PCC Parent or the Asset Sale Company pursuant hereto constitute the legal, valid and binding obligation of PCC, PCC Parent or the Asset Sale Company, as the case may be, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights).

      Purchased Assets.

            The Asset Sale Company owns a valid interest in the Purchased Assets, including without limitation a 32.5% partnership interest in DTA, free from Liens and restrictions on transfer, other than Permitted Liens.

      DTA Facilities.

            To the Knowledge of PCC, the Lease Agreement is a valid and enforceable lease of the Facilities (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights). No rights of the Asset Sale Company under the Lease Agreement have been assigned or otherwise transferred as security for any obligation of the Asset Sale Company. The consummation of the transactions contemplated by this Agreement will not create or constitute, either with or without notice or the passage of time, a default or event of default under the Lease Agreement or require the consent of any other party to the Lease Agreement in order to avoid a default or event of default.

      DTA Permits.

            To the Knowledge of PCC, DTA owns or holds all permits, licenses, orders, certificates, registrations, approvals, consents and authorizations (collectively, "Permits") of all Governmental Authorities and all other Permits necessary for the conduct of its business as currently conducted.

      Absence of Changes.

            To the Knowledge of PCC, since December 31, 2001, DTA has not:

            borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability, or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except Liabilities incurred in the Ordinary Course of Business, none of which would reasonably be expected to result in an impact greater than $100,000;

            paid any Liability other than current Liabilities in the Ordinary Course of Business;

            sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets or properties, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, other than in the Ordinary Course of Business, any Permits;

            except in the Ordinary Course of Business, entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) or made or permitted any material amendment to or termination, acceleration, modification or cancellation of any written contract or agreement to which it is a party or breached any provision of any such contract or agreement;

            merged or consolidated with any other Person;

            mortgaged, pledged or subjected to any Lien any of its assets or properties;

            made any capital expenditure (or series of related capital expenditures) (x) involving more than $100,000 or (y) outside the Ordinary Course of Business;

            made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either (x) involving $100,000 or (y) outside the Ordinary Course of Business;

            delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either (x) involving more than $100,000 or (y) outside the Ordinary Course of Business;

            made any loan to, or entered into any other transaction with, any of the partners, managers or employees of DTA outside the Ordinary Course of Business;

            entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract;

            except in the Ordinary Course of Business adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of employees of DTA, or taken any such action with respect to any other employee benefit plan;

            made any other change in employment terms for any of the managers or employees of DTA outside the Ordinary Course of Business;

            suffered any damage, destruction or loss (excluding operating losses), whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect;

            implemented or adopted any change in its accounting methods or principles or the application thereof; or

            entered into any agreement, arrangement or understanding with respect to any of the foregoing.

      Assigned Contracts.

            PCC has made available to Buyer copies of all of the written Assigned Contracts, or a written summary setting forth the terms and conditions where no copies exist, including all amendments, modifications, waivers and elections applicable thereto. The Assigned Contracts are all of the agreements related to the Purchased Assets to which the Asset Sale Company or PCC Parent is a party.

            As to the Asset Sale Company party thereto: (i) the Assigned Contracts are valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights), and are in full force and effect; (ii) the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, conflict with, or result in a violation or breach of, or a default, right to accelerate, right to exercise any remedy or loss of rights under the Assigned Contracts; (iii) the Asset Sale Company is not, nor to the Knowledge of PCC, is any other party in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the Assigned Contracts; and (iv) the Asset Sale Company has not, nor to the Knowledge of PCC has any other party, repudiated any provision of the Assigned Contracts.

            Schedule 0 sets forth the consents and approvals of third parties and Governmental Authorities required to be obtained as a result of the transactions contemplated by this Agreement. PCC has provided the written notices of right of first refusal to all general partners of DTA as specified in Sections 7.2(ii)(a),(b),(c) and (d) of the Consortium Agreement and the time periods applicable to each right of first refusal have expired without notice being made by any such partner of its exercise of any such right.

      Litigation; Claims.

            Schedule 0 lists all claims, legal actions, suits, litigation, arbitrations, disputes, investigations, proceedings by or before any Governmental Authority involving more than $100,000 and all orders, decrees or judgments, now pending or in effect, or, to the Knowledge of PCC, threatened or contemplated, against or affecting the Asset Sale Company, the Purchased

Assets or the consummation of the transactions contemplated by this Agreement, except to the extent involving Taxes for Pre-Closing Periods.

      Legal Compliance.

            As it may affect the Purchased Assets, the Asset Sale Company and its predecessors and Affiliates and, to the Knowledge of PCC, DTA, have complied in all material respects with all Laws as presently in effect, and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice is pending against any of the Asset Sale Company and its predecessors and Affiliates or, to the Knowledge of PCC, DTA, alleging any failure so to comply.

      Environmental Compliance.

            To the Knowledge of PCC, DTA is in material compliance with all Environmental Laws related to the Facilities.

            To the Knowledge of PCC, (A) none of the Facilities has been or is being used in any manner associated with the production, manufacture, processing, generation, storage, treatment, disposal, management, shipment or transportation of Hazardous Substances and none of such Facilities is Contaminated by any Hazardous Substance; (B) there are no underground storage tanks regulated pursuant to RCRA Section 9001 (42 U.S.C. Section
      6991) or equivalent authorized state program, and no above ground storage tanks, located at, on, in or under the Facilities; (C) there is no asbestos-containing material in any form or condition located at, on, in or under the Facilities; (D) there are no materials or equipment containing polychlorinated biphenyls located at, on, in or under the Facilities, (E) there are no landfills or other areas located at, on, in or under the Facilities where Hazardous Substances have been disposed; and
      (F) DTA has not disposed of any

      Hazardous Substance at any offsite disposal area located on the property of any other Person, other than a facility permitted by any Governmental Authority with jurisdiction to receive such Hazardous Substance.

            To the Knowledge of PCC, DTA has not, with respect to the Facilities, either expressly or by operation of Law, assumed or undertaken any Liability, including without limitation, any Liability for corrective or remedial action, of any other Person relating to any Environmental Laws.

      No Broker.

            None of the Asset Sale Company, PCC or the PCC Parent has had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement and none of the foregoing is committed to any Liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby, other than Rothschild Inc., who shall be compensated solely by PCC or an Affiliate of PCC.

      Powers of Attorney.

            There are no outstanding powers of attorney executed on behalf of the Asset Sale Company affecting the Purchased Assets.

      Transactions With Affiliates.

            The Assigned Contracts do not include any Liability between the Asset Sale Company and any Affiliate of the Asset Sale Company. At the Closing, the Purchased Assets will not include any receivable or other Liability from an Affiliate of the Asset Sale Company.

      Absence of Certain Payments.

            During the five (5) year period prior to the date of this Agreement, to the Knowledge of PCC, neither the Asset Sale Company nor DTA has (nor has any director, officer, agent, or employee of the Asset Sale Company or DTA nor any other person, acting on behalf of the Asset Sale Company or DTA) directly or indirectly: used any of such company's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from such company's funds; violated any provision of the Foreign Corrupt Practices Act of 1977 applicable to such company; established or maintained any unlawful or unrecorded fund of such company's monies or other assets; made any false or fictitious entry on the books or records of such company; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for such company, or to pay for favorable treatment for business secured or for special concessions already obtained for such company.

      Disclosure.

            The representations and warranties contained in this Article 0 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 0 not misleading.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to PCC that:

      Organization.

            Buyer is a duly formed limited liability company, validly existing and in good standing under the Laws of the State of Delaware.

      Execution, Delivery and Performance.

            The execution, delivery and performance of this Agreement and each other agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (i) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien, under or pursuant to, any provision of Buyer's organizational documents or of any franchise, mortgage, deed of trust, lease, license, instrument, agreement, consent, approval, waiver or understanding, any Law, or any finding, order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer or its respective assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority, or any other Person or entity.

      Authorization.

            Buyer has full power and authority to enter into and deliver this Agreement and to perform its obligations hereunder, and each of Buyer and Buyer's Parent has full power and authority to enter into and deliver each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and to perform its obligations thereunder. Buyer's execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements and instruments by Buyer and Buyer's Parent in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer and Buyer's Parent. This Agreement and all other agreements or instruments executed by Buyer or Buyer's Parent in connection herewith or delivered by Buyer or Buyer's Parent pursuant hereto have been duly executed and delivered by Buyer and this Agreement and all other agreements and instruments executed by Buyer or Buyer's Parent in connection herewith or delivered by Buyer pursuant hereto constitute the legal, valid and binding obligation of Buyer or Buyer's Parent, as the case may be, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights).

      No Broker.

            Buyer has had no dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement nor is it committed to any Liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

      Reclamation and Environmental Compliance.

            Buyer and all operators it owns or controls are in compliance with all Environmental Laws in all material respects.

      Financing.

            Buyer will have available to it, at the Closing, financial resources sufficient to consummate the transactions contemplated by this Agreement.

      Disclosure.

            The representations and warranties contained in this Article 0 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 0 not misleading.

                                CERTAIN COVENANTS

      Operation in Ordinary Course.

            Except as provided in this Agreement, between the date of this Agreement and the Closing, PCC shall cause the Asset Sale Company, in relation to the Purchased Assets, to: (i) carry on its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve intact its current business organization and properties until the Closing Date, and maintain the relations and good will with its suppliers, customers, landlords, creditors, agents, and others having business relationships with the Asset Sale Company; (iii) not enter into any contract or other obligation binding upon the Asset Sale Company involving its employees, any union, or an expenditure, purchase, sale, cost or commitment (unless such contract is cancelable in thirty or fewer days, involves less than $100,000, or is for consumable purchases) without the prior written consent of Buyer; and (iv) report regularly to Buyer concerning the status of the business and finances of the Asset Sale Company.

      Compliance with Law.

            Between the date of this Agreement and the Closing, the Asset Sale Company shall comply in all material respects with all applicable Laws and with all orders of any Governmental Authority.

      Cooperation.

            Subject to the terms and conditions herein provided, each of PCC and Buyer agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under Law, to consummate and make effective the transactions contemplated by this Agreement, including obtaining the consents, approvals and releases required by Sections 0, 0 and 0. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, PCC and Buyer will, and PCC will cause the Asset Sale Company and the PCC Parent to, execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

      Notices and Consents.

            PCC and Buyer each will use their commercially reasonable efforts to obtain consents of all Governmental Authorities and other third parties necessary to the consummation of the transactions contemplated by this Agreement. PCC and Buyer will use their commercially reasonable efforts to cause the other DTA Partners to (a) execute such documents as may be necessary to admit Buyer, and cause the withdrawal and release of the Asset Sale Company, as a full partner in DTA and (b) amend the Transportation Agreement to evidence the foregoing. PCC shall have responsibility for providing any notices to third parties that may be required by the transactions contemplated by this Agreement and for obtaining, or causing to be obtained, at its sole cost and expense, the consents listed on Schedule 0(a) and Buyer shall have responsibility for obtaining, at its sole cost and expense, all consents listed on Schedule 0(b).

      Publicity.

            All general notices, releases, statements and communications to any employees, suppliers, distributors and customers of the Asset Sale Company, to the general public and to the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by PCC and Buyer; provided, however, that either party hereto (or, in the case of PCC, the PCC Parent) shall be entitled to make a public announcement of the foregoing if: (a) in the opinion of its legal counsel, such announcement is required to comply with Law or any listing agreement with any national securities exchange or inter-dealer quotation system; and (b) such disclosing party gives a reasonable period of notice and opportunity to comment to the other party hereto of its intention to make such public announcement; provided that, failure to comment within 24 hours of receipt of such notice shall be deemed a waiver of the opportunity to comment; and provided, further, that nothing in this Section 0 shall operate to prohibit the Asset Sale Company or Buyer from communicating, after the Closing Date, with their respective suppliers, distributors, customers and Governmental Authorities the fact that the transaction has occurred or to employees regarding their employment or the terms and conditions thereof, the operation of the Purchased Assets or matters necessarily related thereto.

      Exclusivity.

            PCC will not (nor will it cause or permit the Asset Sale Company or the PCC Parent to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating directly or indirectly to the acquisition of the Purchased Assets, or any portion thereof, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. PCC will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

      Access.

            At or prior to the Closing Date, PCC will permit (and will cause the Asset Sale Company to permit) representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Asset Sale Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Purchased Assets. Copies of and access to accounting records, ledgers and other pertinent documents or work papers related to the Purchased Assets will be made available to Buyer at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Asset Sale Company, upon request.

      Notice of Developments.

            Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in Article 0 and Article 0 above. No disclosure by any party pursuant to this Section 0, however, shall be deemed to amend or supplement the Schedules to such representations and warranties or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

      Further Assurances.

            The parties shall cooperate in a commercially reasonable manner with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and

(c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated.

      Voting Agreement.

            In furtherance of the desire of the parties that Buyer have all the rights of a full partner in DTA, PCC hereby agrees that, from and after the Closing Date, until such time as Buyer shall have been admitted as a full partner in DTA, PCC shall, or shall cause the Asset Sale Company to, give Buyer prior written notice of any matter submitted to the DTA partners (whether such matter is submitted to a vote, written consent or other approval) (a "Partner Matter"). The notice provided to Buyer shall include a description of the Partner Matter and the date and time fixed for taking action on such Partner Matter, and such notice shall be given no later than the earlier of (a) two days after the Asset Sale Company becomes aware (whether by written notice or otherwise) of any Partner Matter to be submitted to the DTA partners for consideration and (b) prior to the time any action is taken on such Partner Matter. As soon as practicable following receipt of such notice by Buyer, and in any event no later than the time specified for action in such notice, Buyer shall inform PCC or the Asset Sale Company in writing of how Buyer would elect to vote, whether Buyer would grant consent or approval, or how Buyer would elect to act on the Partner Matter and PCC shall cause the Asset Sale Company to vote its interest as a partner in DTA as Buyer may so instruct, subject to the Retained Contract Rights and Section 0 hereof. Alternatively, at Buyer's request, the Asset Sale Company shall appoint a person designated by Buyer, in its sole discretion, as the agent of the Asset Sale Company (the "Buyer Designee"), pursuant to the Consortium Agreement and the other Consortium Documents, to (i) receive all notices regarding Partner Matters, (ii) attend or otherwise participate in any meetings of the DTA Partners and (iii) vote on Partner Matters, subject to the Retained Contract Rights and Section 0 hereof. Buyer agrees to, or to cause the Buyer Designee to: (i) send a copy of each written notice received by the Buyer Designee regarding a Partner Matter within two days after receipt of such notice to the Asset Sale Company; (ii) when possible, give the Asset Sale Company an opportunity to have a representative observe meetings of the DTA partners; and (iii) deliver to the Asset Sale Company a written summary of all actions taken with respect to a Partner Matter within two days of such action. Buyer agrees to indemnify and hold harmless the Pittston Indemnified Persons from any and all Adverse Consequences resulting from actions by the Asset Sale Company pursuant to this Section 0 or by the Buyer Designee (as such terms are defined in the Indemnification and Guaranty Agreement). On the Closing Date, Buyer shall, and PCC shall cause the Asset Sale Company to, enter into the Voting Agreement. The parties acknowledge and agree that the Voting Agreement shall be assignable by Buyer to a third party Transferee in connection with a Transfer pursuant to Section 0 or to an Affiliate.

            Pursuant to this Asset Purchase Agreement, the Asset Sale Company has retained as part of the Retained Contract Rights any and all rights to take, and to cause DTA to take or prevent DTA from taking, any action in respect of the Retained Contract Rights, the Loan Agreement or the DTA Revenue Bonds. In the event Buyer exercises its rights under the Voting Agreement, Buyer shall not, and shall not permit DTA to, take any action in respect of the Retained Contract Rights, the Loan Agreement, the DTA Revenue Bonds, or any other action that creates a Liability for the Asset Sale Company related to the DTA Revenue Bonds. Further, Buyer shall not, and shall not permit DTA to, breach any provision or covenant contained in Sections 2.2(f), 3.2, 6.1, 6.3 and
      6.4 of the Loan Agreement.

      Subsequent Transfer of Purchased Assets.

            If, at any time following the Closing Date, but prior to the time that Buyer has been admitted (and the Asset Sale Company released) as a full partner in DTA, Buyer (or any of its Affiliates) desires to sell, assign or otherwise transfer (a "Transfer") all or any portion of the Purchased Assets to another Person (the "Transferee"), then Buyer shall provide written notice of such proposed Transfer to PCC, together with a copy of the most recent financial statements of such Transferee, which PCC shall agree to keep confidential and not use for any purpose other than evaluating the creditworthiness of the Transferee. Provided that the net assets (i.e., total assets minus total liabilities) of the Transferee as of the date of such most recent financial statements and as of the date of such Transfer is not less than $25,000,000, then PCC shall consent to such Transfer and shall, and shall cause the Asset Sale Company to, take all actions as may be reasonably requested by Buyer to effect the Transfer and use its commercially reasonable efforts to cause the Transferee to be admitted as a full partner of DTA (and, in the event the Transferee is not so admitted as a DTA Partner, to provide the Transferee with the same rights and benefits as provided to Buyer hereunder in respect of the Purchased Assets and the Asset Sale Company's partnership interest in DTA, including without limitation, the rights set forth in the Voting Agreement); each of Buyer and PCC shall be required to bear its own costs and expenses of all such actions only in respect of one such Transfer (regardless of whether such Transfer involves a transfer of all or a portion of Buyer's interest in
DTA), and Buyer shall be required to bear the costs and expenses of all such actions (and shall reimburse PCC and the

Asset Sale Company promptly upon request for any expense reasonably incurred by them in connection with such actions) with respect to any additional Transfer of Purchased Assets.

                         CONDITIONS PRECEDENT TO CLOSING

      Conditions Precedent to Each Party's Obligations.

            The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

            no action, suit, proceeding, order, decree or injunction shall have been commenced, threatened or entered by or before any Governmental Authority that remains in force and that (i) prohibits, seeks to prohibit, or imposes or seeks substantial damages in connection with, the consummation of the transactions contemplated by this Agreement, (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (iii) affects adversely the right of Buyer to own the Purchased Assets or to operate the Business on or after the Closing Date;

            PCC Parent, PCC, Buyer and Buyer's Parent shall have executed and delivered to each other party thereto the Indemnification and Guaranty Agreement and any other documentation required in all transactions contemplated or covered by such agreement, in form and substance as set forth in Exhibit C attached hereto and the same shall be in full force and effect;

            All other transactions pursuant to which Buyer or any of its Affiliates acquire assets related to the Business shall have been consummated prior to or simultaneously with the transactions contemplated by this Agreement;

            PCC and Buyer shall have executed and delivered to each other all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement; and

            PCC shall have obtained, or caused to have been obtained, the consents listed in Schedule 0(i) and PCC shall have provided such payments and/or assurances as may be reasonably required to obtain all such consents. Buyer shall have obtained, or caused to have been obtained, the consents listed in Schedule 0(ii) and Buyer shall have provided such payments, guarantees and/or assurances as may be reasonably required to obtain all such consents.

      Conditions Precedent to Obligations of Buyer.

            The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

            all of the representations and warranties of PCC set forth in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, without regard to any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct in all respects as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a

      Material Adverse Effect; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date, and Buyer shall have received the PCC Closing Certificate required by Section 6.20 below dated as of the Closing Date executed by PCC to such effect;

            all of the covenants and obligations that PCC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

            all proceedings and actions, corporate or other, to be taken by PCC, the Asset Sale Company or PCC Parent in connection with the transactions contemplated by this Agreement and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, shall have been taken and shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel;

            PCC shall have, and shall have caused the Asset Sale Company to have, executed and delivered the Assignment and Assumption Agreements and such other documents as may be necessary to convey to Buyer the Purchased Assets;

            between the date of this Agreement and the Closing Date, there shall not have been a change, event or occurrence that, individually, or together with any other change, event or occurrence, has had or could reasonably be expected to have a Material Adverse Effect;

            Buyer shall have received an opinion of counsel to PCC addressed to Buyer substantially in the form of Exhibit E; and

            Buyer shall have received an executed copy of the PCC Closing Certificate.

      Conditions Precedent to Obligations of PCC.

            The obligation of PCC to consummate and cause the consummation of the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

            all of the representations and warranties of Buyer set forth in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, without regard to any qualification or limitation with respect to materiality, shall be true and correct in all respects as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement or fulfill its post-Closing obligations hereunder; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date, and PCC shall have received Buyer's Closing Certificate required by Section 6.30 below dated as of the Closing Date executed by Buyer to such effect;

            all of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

            all proceedings and actions, corporate or other, to be taken by Buyer and Buyer's Parent in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, shall have been taken and shall be reasonably satisfactory in form and substance to PCC and its counsel;

            Buyer shall have executed and delivered the Assignment and Assumption Agreements (subject to Section 0) and such other documents as may be necessary for Buyer to assume all of the Assumed Liabilities;

            between the date of this Agreement and the Closing Date, there shall not have been a change, event or occurrence that, individually, or together with any other change, event or occurrence, has had or could reasonably be expected to have a Material Adverse Effect;

            PCC shall have received an opinion of counsel to Buyer addressed to PCC substantially in the form of Exhibit F;

            PCC shall have received an executed copy of Buyer's Closing Certificate; and

            PCC and PCC Parent shall have been released from all requirements and obligations related to the Assumed Liabilities for the period after the Closing Date.

                               CERTAIN TAX MATTERS

      Distributive Share of DTA for 2002.

            Within 15 days after Closing, if Buyer has been admitted as a partner in DTA, PCC and Buyer agree that they shall jointly request DTA to determine each DTA partner's (including Buyer) 2002 distributive share of any item of income, gain, loss, deduction or credit of the partnership by not only closing the books at year end, but also by determining the distributive share of the items noted as if the books were closed on the Closing Date. The intent under this section is not to simply allocate such items between PCC and Buyer based upon the number of days of partnership interest ownership in calendar year 2002.

      Transfer Taxes.

            All transfer, recording and similar Taxes arising in connection with the transactions contemplated hereunder shall be borne equally by PCC and Buyer. PCC and Buyer shall (and they shall cause their respective Affiliates to) cooperate to comply with all Tax Return requirements for such Taxes and provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

      Access for Tax Returns.

            Following the Closing Date, Buyer shall, at reasonable times, and in a manner so as not to interfere with normal business operations, allow PCC (and if requested by PCC, representatives of federal, state or local agencies) access to the Purchased Assets for purposes of reviewing information pertinent to any Tax Return filed by PCC Parent or any of its Affiliates, including the Asset Sale Company.

                                   TERMINATION

      Termination.

            This Agreement may be terminated prior to the Closing Date only as follows:

            by mutual written consent of PCC and Buyer;

            by either PCC or Buyer, if the Closing Date shall not have occurred prior to the close of business on December 31, 2002 or such later date as the parties may agree in writing (provided, that the right to terminate this Agreement under this Section 0 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause, in whole or in part, of, or has resulted in, the failure of the conditions in Article 0 to be satisfied and the Closing Date to occur on or before such date);

            by PCC or Buyer if an action, suit, or proceeding, shall have been commenced or threatened by or before any Governmental Authority, or any order, decree or injunction shall have been entered therein, that (i) prohibits, seeks to prohibit, or imposes or seeks substantial damages in connection with, the consummation of the transactions contemplated by this Agreement, (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affects adversely the right of Buyer to own the Purchased Assets or to operate the Business;

            by Buyer if (i) the representations of PCC contained in this Agreement are not true and correct in all material respects as if made at and as of that time, except for failures to be true and correct that are capable of being and are cured within fifteen (15) days after written notice from Buyer to PCC of such failure or (ii) PCC has failed to comply materially with its respective obligations under this Agreement, except for failures to comply that are capable of being and are cured within fifteen (15) days after written notice from Buyer to PCC of such failure; or

            by PCC if (i) the representations of Buyer contained in this Agreement are not true and correct in all material respects as if made at and as of that time, except for failures to be true and correct that are capable of being and are cured within fifteen (15) days after written notice from PCC to Buyer of such failure or (ii) Buyer has failed to comply materially with its obligations under this Agreement, except for failures to comply that are capable of being and are cured within fifteen (15) days after written notice from the PCC to Buyer of such failure.

      Effect of Termination.

            If this Agreement is terminated pursuant to Section 0 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further Liability of either party to the other except: (a) as set forth in Section 0; and (b) for breaches of representations, warranties, or covenants or for fraud. PCC and Buyer hereby agree that the provisions of this
Section 0 and of Section 0 shall survive any termination of this Agreement pursuant to the provisions of this Article 0.

                                  MISCELLANEOUS

      Entire Agreement.

            This Agreement, the documents referred to herein and to be delivered pursuant hereto and any other agreement entered into contemporaneously with this Agreement among PCC, PCC Parent, Buyer and Buyer's Parent or the Affiliates of any of them constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

      Amendment.

            This Agreement may be amended by an instrument in writing and signed on behalf of all of the parties hereto at any time.

      Extension; Waiver.

            At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, other than the conditions contained in Section 0 hereof as it relates to the entry of an order in any proceeding by or before a Governmental Authority. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing and signed on behalf of such party.

      Expenses.

            Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

      Bulk Sales Waiver.

            Buyer hereby waives compliance with all applicable bulk sales Laws.

      Governing Law.

            This Agreement shall be construed and interpreted according to the Laws of the Commonwealth of Virginia, without regard to the conflicts of Law rules thereof.

      Assignment.

            This Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party, provided that PCC may assign its rights hereunder to any Affiliate of PCC after the Closing Date without the consent of Buyer and Buyer may assign its rights hereunder to any Affiliate of Buyer prior to, at or after the Closing Date without the consent of PCC and, further provided, that nothing in this Agreement shall prevent a successor in interest to either party from enforcing the provisions of this Agreement.

      Notices.

            All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or within five days of being mailed by registered or certified United States mail, postage prepaid, return receipt requested, or, in the case of notices pursuant to
Section 0 hereof, by confirmed facsimile on the business day transmitted, if such facsimile transmission was sent prior to 5:00 p.m., in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this

Section 0:

If to PCC:          Pittston Coal Company
                    448 N.E. Main Street
                    P.O. Box 5100
                    Lebanon, Virginia 24266
                    Attention: President
                    Facsimile: (276) 889-6160

With a copy to:     Pittston Coal Company
                    c/o The Pittston Company
                    1801 Bayberry Court
                    P.O. Box 18100
                    Richmond, Virginia 23226-8100
                    Attention: General Counsel
                    Facsimile: (804) 289-9765

And a copy to:      Hunton & Williams

                    Riverfront Plaza, East Tower
                    951 East Byrd Street
                    Richmond, Virginia 23219
                    Attention: Louanna O. Heuhsen, Esq.
                    Facsimile: (804) 344-7999

If to Buyer:        Alpha Terminal Company, LLC
                    c/o Alpha Natural Resources, LLC
                    406 West Main Street
                    Abingdon, Virginia 24212
                    Attention:  Vice President
                    Facsimile:

With a copy to:     First Reserve Corporation
                    411 West Putnam, Suite 109
                    Greenwich, Connecticut  06830
                    Attention: Alex T. Krueger
                    Facsimile:

                    First Reserve Corporation
                    1801 California Street, Suite 4110
                    Denver, Colorado  80202
                    Attention:  Thomas R. Denison
                    Facsimile:

                    Bartlit Beck Herman Palenchar & Scott
                    1899 Wynkoop Street, Suite 800
                    Denver, Colorado  80202
                    Attention:  James L. Palenchar, Esq.
                    Facsimile:

      Counterparts; Headings.

            This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

      Interpretation; Construction.

            Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

            This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Authority or arbitrator against either party as the drafting party.

      Severability.

            If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      No Reliance.

            No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and PCC and Buyer assume no Liability to any third party because of any reliance on the representations, warranties and agreements of PCC and Buyer contained in this Agreement, other than Section 0 hereof, which are intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons.

      Retention of and Access to Records.

            After the Closing Date, Buyer shall retain for a period consistent with Buyer's record retention policies and practices those books and records relating to the Asset Sale Company delivered to Buyer. Buyer also shall provide to PCC and its Affiliates reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits or litigation. Buyer shall deliver to PCC at least thirty days written notice prior to the destruction or other disposal of any such books and records. PCC and its Affiliates may elect to take delivery of any such books and records that Buyer intends to destroy or otherwise dispose of and to copy any such books and records that Buyer intends to keep, all at their own expense.

      Arbitration.

            Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute"), excluding any dispute or disagreement among the parties concerning the allocation of the Assumed Liabilities, which shall be resolved pursuant to Section 0, or with respect to the Voting Agreement, which shall be resolved pursuant to the provisions thereof, shall be decided by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. PCC and Buyer shall jointly select one arbitrator. If the two parties shall fail to select an arbitrator within fourteen calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. No Dispute shall be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Roanoke, Virginia, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The parties agree that the arbitration provided for in this Section 0 shall be the exclusive means to resolve all Disputes.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                    PITTSTON COAL COMPANY

                                    By:    /s/ Michael D. Brown
                                    Name:  Michael D. Brown
                                    Title: Vice President - Development
                                           and Technical Resources

                                    ALPHA TERMINAL COMPANY, LLC

                                    By:    /s/ Eddie Neely
                                    Name:  Eddie Neely
                                    Title: Vice President

                              PITTSTON COAL COMPANY
                              448 N. E. MAIN STREET
                             LEBANON, VIRGINIA 24266

                                December 13, 2002

Alpha Terminal Company, LLC
c/o Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24212

Ladies and Gentlemen:

      Reference is made to the Asset Purchase Agreement (the "Agreement"), dated as of October 29, 2002, as amended to but not including the date hereof by and between Pittston Coal Company ("PCC") and Alpha Terminal Company, LLC ("Buyer"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

      PCC and Buyer desire to amend certain provisions of the Agreement and, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Section 1.61 of the Agreement is amended by inserting immediately after "November 15, 1992" at the end of Section 1.61 of the Agreement with the following:

            ", and the Fourth Amendment thereto, dated as of June 2, 1994"

      2. The Schedules to the Agreement are hereby amended and restated in their entirety as attached hereto as Exhibit A.

      3. Except as amended by this letter agreement, the Agreement shall continue in full force and effect.

      4. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any executed counterpart of this letter agreement or other signature hereto delivered by a party by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this letter agreement by such party.

Sincerely,

PITTSTON COAL COMPANY

By:     /s/ Michael D. Brown
Name:   Michael D. Brown
Title:  Vice President - Development
        and Technical Resources

ACKNOWLEDGED AND AGREED:

ALPHA TERMINAL COMPANY, LLC

By:     /s/ Eddie Neely
Name:   Eddie Neely
Title:  Vice President